Exhibit 23.2

CONSENT OF GORDON, HUGHES & BANKS, LLP
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-3 of AeroGrow International, Inc. and to the incorporation by reference therein of our report dated June 8, 2007, with respect to the financial statements of AeroGrow International as of March 31, 2007 and 2006, and for the year ended March 31, 2007, the three months ended March 31, 2006 and the year ended December 31, 2005 as included in the Company’s Annual Report on 10-KSB as of March 31, 2007.

/s/ Gordon, Hughes & Banks, LLP
                                Gordon, Hughes & Banks, LLP

Greenwood Village, Colorado
September 14, 2007